FOR IMMEDIATE RELEASE
January 18, 2012

CHEVIOT FINANCIAL CORP.
COMPLETES SECOND-STEP CONVERSION AND $37.4 MILLION STOCK OFFERING

Cheviot, Ohio January 18, 2012 – Cheviot Financial Corp. (“New Cheviot” or the “Company”) (Nasdaq: CHEVD), announced today that it has completed its second-step conversion and related public stock offering.  Cheviot Savings Bank is now 100% owned by New Cheviot and New Cheviot is 100% owned by public stockholders. The Company sold a total of 4,675,000 shares of common stock in the subscription, community and syndicated community offerings, including 187,000 shares to the Company’s employee stock ownership plan.  All shares were sold at a purchase price of $8.00 per share.  Stifel, Nicolaus & Company, Incorporated acted as selling agent for the subscription offering and community offering portions of the offering.  Stifel, Nicolaus & Company, Incorporated also acted as sole book-running manager for the syndicated community offering portion of the offering.

Concurrent with the completion of the offering, shares of common stock of Cheviot Financial Corp., a federal corporation (“Cheviot Federal”), owned by public stockholders have been converted into the right to receive 0.8570 shares of the Company’s common stock.  Cash in lieu of fractional shares will be paid at a rate of $8.00 per share.  As a result of the offering and the exchange, the Company now has approximately 7,596,896 shares outstanding and a market capitalization of approximately $60.8 million.

The shares of common stock sold in the offering and issued in the exchange will begin trading on the Nasdaq Capital Market on January 18, 2012 under the symbol “CHEVD” for a period of 20 trading days and will thereafter trade as “CHEV.”  Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about January 18, 2012.  Stockholders of Cheviot Federal holding shares in street name will automatically receive shares of New Cheviot and cash in lieu of fractional shares within their investment accounts.  Stockholders of Cheviot Federal holding shares in certificated form will be mailed a letter of transmittal on or about January 23, 2012 and will receive stock certificates for their shares of New Cheviot common stock and a check representing cash in lieu of fractional shares after submitting their Cheviot Federal stock certificates and a properly completed letter of transmittal to New Cheviot’s transfer agent.

Luse Gorman Pomerenk & Schick, P.C., Washington, DC, served as special counsel to Cheviot Financial Corp. for the conversion and offering.  SNR Denton US LLP, Washington, DC, served as special counsel to Stifel, Nicolaus & Company, Incorporated. RP Financial, LC., Arlington, Virginia, served as independent appraiser for the conversion and offering.

This press release may contain certain forward-looking statements about the Company.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.